                                                                   EXHIBIT 10(g)
3/29/00


Mr. Bruce Berger
2916 Bethany Place
Clearwater, Florida  33759

Dear Bruce,

On behalf of Digi International Inc., I am pleased to offer you employment as Vice President and General Manager, European Operations reporting to Joe Dunsmore.

TERMS OF ASSIGNMENT

The first three months of your employment will be a temporary assignment in Minneapolis. You will then be placed on expatriate status and relocated to Germany. Please refer to the attached copy of your Temporary Assignment Agreement for further details of Digi's expatriate program.

COMPENSATION

Your starting annualized total compensation target for this position is $380,000. This is based on an annualized base salary of $200,000 and an annualized incentive target of $180,000.

INCENTIVE PLAN: You will participate in Digi's corporate incentive program. Your target incentive is 90% of base salary. Incentive payouts are based 50% on individual performance and 50% on corporate performance. This program requires a threshold level of corporate performance before incentive payouts are made. Your fiscal 2000 incentive payment will be guaranteed at target (on a pro rata basis).

STOCK OPTIONS

We will recommend to the Board of Directors an initial grant of 75,000 stock options. Your options will be at the market price as of closing on the day that the board approves your grant. Options will vest over four years at a rate of 25% (18,750 shares) upon completion of one year, then proportionate monthly vesting thereafter. In the event that the Board of Directors does not approve the full grant of 75,000 shares, we will re-negotiate the terms of your compensation package. Joe Dunsmore will make a special request to the Board of Directors requesting a full acceleration of the vesting of your options upon involuntary termination for reasons other than cause (to be outlined in the stock option agreement). Please understand that the current policy of the Board is to approve this request only for officers of the company and that we can not predict or guarantee approval of this request. If the request is denied, no adjustments will be made to any terms of this offer or your expatriate agreement.

BENEFITS

While on expatriate assignment, you will participate in the U.S. based benefit plans as allowed by U.S. and German insurance and tax regulations. Digi's benefit program includes Medical, Dental, Life and Disability Insurance, Medical and Dependent Care Reimbursement Plans, 401(k) Savings Plan, Employee Stock Purchase Plan, and a Tuition Reimbursement Program. You will be eligible for participation in Digi's health insurance programs on the first day active employment with the company and will be eligible for participation in the 401(k) Savings Plan on the first day of the month following date of hire. Stock Purchase Plan participation eligibility begins on the first of January, April, July and October following date of hire.

Vacation accrual begins on the date of hire. Your annualized accrual will be 4 weeks. You will be entitled to the local holidays observed by the European office while on assignment.

RELOCATION

Digi will cover the relocation costs resulting for the move to Germany and the subsequent move to Minneapolis or other mutually agreed upon location at the end of your European assignment. Refer to the copy dated 3/29/00 of the expatriate agreement for full details on the relocation benefits. Covered expenses include:

     o Purchase of your current residence if it does not sell within 90 days of the date it is listed. The home purchase will be based on the average of two independent appraisals. Our target is to have this property sold (either to the final buyer or Digi International) prior to your departure to Germany.

     o    Realtor fees and closing costs on the sale of your existing home.

     o Temporary housing expenses during your initial three-month assignment in Minneapolis. This includes a fully furnished apartment, rental car expense for two vehicles, and storage costs for your household goods. Digi will provide a $1,500 gross payment to cover all other incidental expenses resulting from your temporary move to Minneapolis.

     o One advance house hunting trip to Germany for you and your spouse. This can be up to one week in duration.

     o Shipment and temporary storage of household goods. Storage of your household goods not shipped to Germany.

     o Upon your relocation to Minneapolis or other mutually agreed upon location at the end of your expatriate assignment, relocation benefits include one advance house hunting trip, the closing costs on the purchase of a new home and 90 days of temporary housing costs. Closing costs do not include points paid on the purchase of a new home. Shipment of household goods will be covered as detailed in the expatriate agreement.

     o    A "gross-up" of all taxable relocation expenses.

PRE-EMPLOYMENT TRIP TO GERMANY

Digi International will provide you and your spouse with a trip to Germany prior to your acceptance of this offer. The trip includes airfare (economy class), lodging, transportation, meals and other incidental expenses. Please contact me to initiate the arrangements for this trip.

OTHER

If Digi International should terminate your employment at any point after your successful repatriation to a United States assignment, you will be provided with six months of severance pay (based on your base salary at the time of the event). You will also receive a pro-rata bonus payment based on number of months worked in the fiscal year and actual company fiscal year performance against objectives.

This does not include any situations where you were involuntarily terminated for cause. Typical reasons for termination for cause include but are not limited to: failure to perform job duties; violation of company policies; being in competition with the employer; fighting or other unacceptable conduct; and insubordination or failure to carry out an order.

DIGI INTERNATIONAL EMPLOYMENT AGREEMENT

This offer of employment is contingent upon your signature on the enclosed Digi International Employment Agreement. Your signature constitutes acceptance of the terms and conditions contained in the Agreement, so please read it thoroughly prior to signing. This offer is also conditioned upon Digi's determination that you are not subject to any agreement with any former employer or any other party that would prohibit you from working in the position of MANAGING DIRECTOR, EUROPEAN OPERATIONS. If at any time in the future the Company determines that you are subject to an agreement that, in Digi's sole discretion, would prohibit your employment by Digi, Digi may withdraw this offer of employment or terminate your employment with the Company.

Employment with Digi International Inc. is "at will," which means that it is for no definite period and may be terminated by either you or Digi at any time for any reason without prior notice. I understand, agree, and acknowledge that any reliance on any statements by any representative of the company contrary to this "at will" arrangement is unreasonable and may not form any basis for my reliance thereon.

Your start date is targeted for April 17, 2000. Please inform Joe of your acceptance of this offer within one week of your trip to Germany and acknowledge your acceptance by signing one of the enclosed copies and returning it to me along with your signed Employment Agreement prior to your first day of employment.

Bruce, you will be a great addition to the "Digi team". Please contact me with any questions you may have and to negotiate a start date.

Sincerely,

DIGI INTERNATIONAL INC.


    /s/ Tracy Roberts
--------------------------
Tracy Roberts
Director, Human Resources



OFFER ACCEPTED:

    /s/ Bruce Berger           April 3, 2000            May 1, 2000
------------------------     -----------------    ----------------------
Bruce Berger                       Date                 Start Date